EXHIBIT 99.1

2007 1st Quarter Earnings Webcast Presentation - Prepared Remarks
April 17, 2007 1:00 P.M.

Michelle Debkowski: Thank you. Good afternoon and welcome to National Penn Bancshares, Inc.'s 1st quarter 2007 Earnings Webcast. We’re glad that you are able to join us.

Questions will be accepted during the webcast via email. Please use the email button located on the screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review. The presentation and slides will be available on our Web site, as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Many of these factors are listed on the slide on your screen. I’ll give you a moment to review the slide. (PAUSE)

I will now turn today's presentation over to Glenn Moyer, President and CEO of National Penn Bancshares.

Glenn Moyer: Thank you, Michelle. Joining me today is Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 1st quarter 2007 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will follow with an overview of our financial results. I will then briefly review our loan growth and credit quality, comment on the current sub-prime mortgage environment as it relates to us, and finally, provide a concluding comment on our 1st quarter 2007.

Beginning with financial highlights, our 1st quarter 2007 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect earnings of $15.5 million, a $453 thousand dollar increase over GAAP earnings for 1st quarter 2006. We earned $0.32 cents per diluted share in 1st quarter 2007, matching the $0.32 cents diluted earnings per share for 1st quarter 2006.

Our growth contributed to our net income for 1st quarter 2007 as compared to the prior year, as did increases in some key fee income areas and a controlled level of non-interest expenses. We provided funding in 1st quarter 2007 for our loan and lease loss reserve of $1.1 million, resulting in a loan and lease loss reserve of 1.57% of total loans and leases at March 31, 2007. I will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a closer look at our 1st quarter 2007 financial results. Gary?

Gary Rhoads: Thank you and good afternoon. Let me begin by noting that per share results for 2006 have been restated for the 3% stock dividend paid September 30, 2006. Also, 1st quarter 2007 information includes the results of Nittany Financial Corp. for the entire quarter, while 1st quarter 2006 information includes the results of Nittany Financial from and after the date of acquisition on January 26, 2006.

I’d also like to note that this presentation contains a non-GAAP financial measure, return on average tangible equity. Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted our GAAP return on equity. The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the company’s performance. A reconciliation of our GAAP and non-GAAP return on equity ratios is included on the last slide of our presentation today for your review.

Our 1st quarter 2007 earnings of $15.5 million, represents a 3% increase over the $15.0 million reported in 1st quarter 2006. On a linked-quarter basis however, these earnings trail previous results. 1st quarter 2007 earnings produced a return on average assets of 1.15% and a return on average equity of 11.61% compared to 1.24% and 13.00%, respectively, in 1st quarter 2006. The decline, particularly in return on average equity, is due to the increased equity resulting from the Nittany Financial acquisition under purchase accounting rules.

Net income return on average tangible equity was 24.39% in 1st quarter 2007 compared to 25.43% in 1st quarter 2006. This ratio is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.

Net interest margin decreased to 3.42% during this year’s 1st quarter compared to 3.79% during the 1st quarter of 2006. 1st quarter 2007 margin is comparable to the 3.35% margin for 4th quarter of 2006 when adjusted for the effect of a shorter number of days in February. Like many others in our industry, National Penn’s margin continues to feel the impact of the flat to inverted yield curve, which currently provides for little spread between deposit rates and fixed loan rates. Also contributing to the margin decline has been the continuing pressures from the highly competitive markets in which we serve.

With that said, we were still able to report some growth in the overall dollars of net interest income on a fully tax-equivalent basis. Net interest income for 1st quarter 2007 on a fully tax-equivalent basis increased $317 thousand over 1st quarter 2006 and $875 thousand over 4th quarter 2006.

The provision for loan losses of $1.1 million in 1st quarter 2007 represents a $395 thousand or 58.1% increase in the provision when compared to 1st quarter of 2006. 1st quarter 2007 net charge-offs of $1.6 million were $978 thousand more than the $633 thousand of net charge-offs in 1st quarter of 2006. Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income of $16.7 million in this year’s 1st quarter is up $1.5 million, or 10.0%, as compared to last year’s 1st quarter. Wealth management continued to contribute positively, with 1st quarter 2007 income up $841 thousand or 26.1% over 1st quarter 2006. This increase for 1st quarter 2007 was due to the addition of RESOURCES for Retirement, acquired in April 2006, as well as nice growth in fee income for this group’s other business segments - including third party investment, investment advisory, and trust services.

Various service charges and fees declined as compared to the prior year’s 1st quarter, by $93 thousand or 1.5%. The challenged residential housing market continued to impact our mortgage banking revenue which was down $144 thousand or 14.1% from last year’s 1st quarter. Our insurance agency revenue was up $448 thousand or 25.6% from the prior year’s quarterly revenue. Quarterly gains on sales of investment securities were also up from last year by $192 thousand dollars. Income from Bank Owned Life Insurance, or “BOLI”, was up $653 thousand over 1st quarter 2006. This increase was due to a death benefit of approximately $374 thousand received in 1st quarter 2007, as well as improved yields on a higher amount of BOLI from a restructuring of the portfolio in 3rd quarter of 2006.

Total non-interest expense for 1st quarter of 2007 increased minimally by $524 thousand or 1.6% over the same period last year. This increase is primarily due to increased net premises and other general operating expenses. These expenses were offset by declines in salary, benefit and marketing expenses as a result of proactive control of these expense categories.

Regarding the balance sheet, total assets grew 1.2% during the past three months to $5.52 billion at March 31, 2007. Non-annualized growth in loans and leases over the past three months was $45.0 million, or 1.2%. Total deposits decreased by $95.0 million, or 2.5% over the past three months to $3.73 billion. This decrease is comprised of an increase of $13.5 million in non-interest bearing deposits and a decrease of $108.4 million in interest-bearing deposits as a result of management’s effort to re-direct higher-costing deposits.

At March 31, 2007, National Penn was in compliance with all applicable regulatory capital requirements. National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators. We target our tangible equity to tangible assets to be a minimum of 5%. At March 31, 2007 our actual ratio continued its improving trend, increasing from 5.01% at December 31, 2006 to 5.12%.

I’d now like to turn it back to Glenn Moyer, President and CEO of National Penn Bancshares.

Glenn Moyer: Thank you, Gary.

With respect to our loan portfolio, at the end of 1st quarter 2007, total loans and leases outstanding were $3.68 billion, representing a 5.0% annualized growth rate for the 1st quarter. We continue to target loan growth in the high single digits for all of 2007, although we have some concerns about slowing loan demand.

Loan growth during 1st quarter 2007 was reflected exclusively in the area of commercial business-purpose lending, which increased $89.1 million or 6.2% on a non-annualized basis. At March 31, 2007, our commercial loan categories represented 74.1% of our total loans, as compared to 74.7% at March 31, 2006.

The level of “Non-Performing Assets plus Loans over 90 Days Delinquent” category at March 31, 2007 was $3.0 million higher than the March 31, 2006 level. Specifically, this number, as of March 31, 2007, is $12.5 million versus $9.5 million at March 31, 2006. We believe we remain appropriately positioned in our overall Loan and Lease Loss Reserve at $57.8 million, or 1.57% of Total Loans and Leases, as of March 31, 2007. This is after 1st quarter net charge-offs of $1.6 million. Based on the current reserve, our coverage ratio of Non-Performing Assets is 463.7%. This compares to a coverage ratio of 622.0% at March 31, 2006 and 586.6% at December 31, 2006. Based on our review of overall credit quality indicators and our ongoing loan monitoring processes, we increased our provision for loan and lease losses to $1.1 million during 1st quarter 2007 as compared to 1st quarter 2006. This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis. While we believe our loan portfolio as a whole remains in good condition, we continue to monitor our portfolio’s risk and concentration exposure diligently.

I would like to take a moment now to talk about subprime mortgage lending. There has been a lot in the news recently about sub-prime mortgage lending, with evidence of increasing delinquencies and foreclosures on the part of mortgage leanders, and financial instability of some mortgage companies and banks.

As many of you already know, the mortgage business is basically divided into three areas--the “prime/agency” market, the “Alt-A” market, and the “sub-prime” market. The current problems related to sub-prime lending have begun to impact the Alt-A market but are expected to have very little direct impact on the prime/agency market. The Alt-A market is positioned, risk- and return-wise, between the “prime/agency” mortgage and sub-prime mortgage markets.

In 2006, approximately 15.8% or $56.6 million of our mortgage company’s loan originations were considered “Alt-A” loans, and approximately 1.4% or $5.1 million were considered sub-prime loans. Approximately 11.6% or $8.6 million of our mortgage loan originations during 1st quarter 2007 were “Alt-A” loans, and approximately 2.0% or $1.5 million were considered sub-prime loans. We sell these loans to investors in the secondary market - that is, we transfer ownership and collect fee income at the time of the sale. However, if the borrower defaults on the loan payments in the first six months or if there is any reach of our representations with respect to a loan, the investor who purchased the loan can require us to buy the loan back. In the last seven years, this has only happened a few times. However, we recognize that this is a risk of the business. Realistically, we have received a small number of repurchase requests. We expect that there will be some repurchase requests in the future, but we cannot predict how many or how frequent they will be.

We have strict policies, procedures and compliance requirements that are intended to reduce the risks inherent in our Alt-A or sub-prime lending activities; we deal with well qualified investors who buy the loans; and we will continue to do so.

Our best estimate is that we are looking at a 12-18 month period of contraction/correction until the mortgage markets fully stabilize. We believe that this stabilization will result in a much greater degree of discipline in these markets in general and that the inevitable shake-out will lead to more, and better, opportunities for us.

In conclusion, National Penn Bancshares has continued its tradition of strong financial performance. However, we, like many others in the banking industry, continue to be challenged in generating core earnings growth, due primarily to the pressure on the net interest margin. We realistically don’t see a change in the flat to inverted yield curve or the overheated competitive environment in the near future, so we strive every day to continue our success in this changed marketplace.

This ends our planned remarks, and we will now address questions that have been received during the course of our discussion. Michelle?

QUESTIONS
Michelle Debkowski:
Thank you, Glenn. We had a few questions presented during the webcast and _________ (Gary/Glenn), I'll begin with you.
[Review of Questions]

This concludes our presentation. Thank you for joining us.

Reconciliation Tables for Non-GAAP Financial Measures

	Three Months Ended March 31
	2007	2006

Return on average shareholders’ equity	11.6%	13.0%
Effect of goodwill and intangibles	12.8	12.4
Return on average tangible equity	24.4%	25.4%

Average tangible equity excludes acquisition-related average goodwill and intangibles (in millions):
Average shareholders’ equity	$540.8	$468.9
Average goodwill and intangibles	(283.3)	(229.2)
Average tangible equity	$257.5	$239.7